Exhibit 99.1

NEWS RELEASE STANDARD PACIFIC CORP. 15326 Alton Parkway, Irvine, California 92618-2338 Contact: Andrew H. Parnes, Senior Vice President (949) 789-1616

FOR IMMEDIATE RELEASE ON WEDNESDAY, FEBRUARY 2, 2005

STANDARD PACIFIC CORP. REPORTS A 72% INCREASE IN FOURTH QUARTER EPS TO A RECORD $4.01, RECORD FISCAL YEAR EPS, REVENUES AND DELIVERIES, AND RAISES 2005 EPS GUIDANCE

Financial and Operating Highlights – 2004 Fourth Quarter vs. 2003 Fourth Quarter

•	EPS up 72% to a record $4.01 vs. $2.33 last year

•	Record net income of $139 million, up 74% year-over-year

•	Homebuilding revenues up 46% to a record $1.2 billion

•	Record 2,950 new home deliveries, up 10% from last year

•	Homebuilding gross margin up 410 basis points to 26.9%

•	Record Adjusted Homebuilding EBITDA* of $250 million, an increase of 53% over 2003, and an EBITDA margin of 21.4%

•	LTM return on average equity of 27.6%, up 410 basis points

•	Record 2,486 new home orders, up 15% year-over-year

•	Record year-end backlog of 6,345 homes, valued at $2.1 billion, up 42%

Financial and Operating Highlights – 2004 Fiscal Year vs. 2003 Fiscal Year

•	EPS up 49% to a record $9.08 vs. $6.08 last year

•	Record net income of $316 million, up 55% year-over-year

•	Record revenues of $3.3 billion, up 43% over 2003

•	Record deliveries of 9,091 new homes, up 11% year-over-year

•	Homebuilding gross margin up 300 basis points to 24.4%

•	Pretax income of $513 million, and a pretax margin of 15.3%

•	Record Adjusted Homebuilding EBITDA* of $603 million, up 49%, and an EBITDA margin of 18.0%

Guidance for 2005 raised to $10.50 per share, up 16% year-over-year

*	For a definition of Adjusted Homebuilding EBITDA and a reconciliation of net income to Adjusted Homebuilding EBITDA and cash flows from operating activities to Adjusted Homebuilding EBITDA, please see the Selected Financial Data included herewith.

IRVINE, CALIFORNIA, February 2, 2005

Standard Pacific Corp. (NYSE:SPF) today reported the Company’s 2004 fourth quarter and fiscal year operating results.

Stephen J. Scarborough, Chairman and Chief Executive Officer, stated, “2004 marks the ninth consecutive year of revenue and earnings growth for the Company and the most successful year in the Company’s 39-year history. It also culminates a 5-year period of growth where revenues and earnings per share surged at compound annual rates of 23% and 32%, respectively. Our outstanding operating results over this period continue to validate the fundamental soundness of our business model which emphasizes growth in our existing markets while opportunistically expanding into new markets with long-term growth potential.”

“Our strong 2004 fourth quarter and full year operating results were driven, in large part, by healthy increases in our homebuilding gross margin percentages which improved by 410 and 300 basis points, respectively, driving up our net income at a faster rate than our revenues. And, consistent with our commitment to maximize long-term shareholder value, we continued to generate improved financial returns. Our strong operating performance, combined with an increased focus on efficient asset utilization, resulted in our LTM return on average stockholders’ equity jumping 410 basis points to 27.6%, the highest return level achieved by the Company in the last 15 years.”

“Notwithstanding our growth and record profitability, we have continued to maintain a strong balance sheet. We ended the year with over $1.3 billion in shareholders’ equity, modest homebuilding leverage, nearly $142 million in homebuilding cash and over $625 million of liquidity. At the same time, we increased our lot position 25% year over year and have been able to sustain a 3 to 4 years supply of land in our increasingly constrained markets. Clearly, we are well positioned to fuel our internal and external growth going forward.”

Mr. Scarborough continued, “We are also positioned for another record year in 2005. Our positive outlook for the year is bolstered by our record backlog of over 6,300 presold homes valued at $2.1 billion, which represents approximately 55% of our projected 2005 revenues. In addition to our strong backlog, the economic and housing fundamentals remain healthy in most of our larger markets.”

“As a result of our strong finish in 2004, which included record order levels and backlog, we are raising our 2005 earnings’ guidance for the full year to $10.50 per share, up from our previous guidance of $9.80 to $10.00 per share. This would represent up to a 16% increase over our full year 2004 per share earnings. For 2005 we are targeting 11,350 deliveries, excluding 550 joint venture new homes, and homebuilding revenues of approximately $3.8 billion. To support our 29% increase in projected consolidated deliveries this year, we are planning to open between 130 and 140 new communities, up approximately 40% year-over-year.”

“We expect our successful expansion efforts into the Southeast to have a significant impact on our unit growth in 2005. In only our third full year in Florida, we are projecting to deliver 3,800 homes, a 62% increase over the 2004 delivery total. In addition, Florida is expected to surpass California as our single largest state based on unit volume.”

“We are also providing initial earnings’ guidance for the first quarter of 2005 of $1.80 to $1.90 per share which would represent up to a 57% increase over the 2004 first quarter. We are targeting 2,350 deliveries, excluding 50 joint venture new homes, and homebuilding revenues of $800 million in the quarter.”

Mr. Scarborough concluded, “As we come to the close of a tremendously successful year and begin what is expected to be another record year, I want to take a moment to extend my sincere gratitude to the many loyal employees and business partners of Standard Pacific whose efforts and talents have been a key component to our success over the years. In addition, I would like to thank our stockholders for their continued support and belief in our Company and its prospects.”

Homebuilding Operations

Homebuilding pretax income for the 2004 fourth quarter jumped 75% to $223.8 million from $128.2 million in the year earlier period. The increase in pretax income was driven by a 46% increase in homebuilding revenues and a 410 basis point improvement in the Company’s homebuilding gross margin percentage. These increases were partially offset by a $6.0 million decrease in homebuilding joint venture income and a 10 basis point higher SG&A rate.

Homebuilding revenues for the 2004 fourth quarter increased 46% to $1.17 billion from $802.3 million last year. The increase in revenues was attributable to a 16% increase in new home deliveries (exclusive of joint ventures) combined with a 23% increase in our consolidated average home price to $398,000.

The Company delivered 1,130 new homes in California (exclusive of joint ventures), a 26% increase over the 2003 fourth quarter. Including joint ventures, California deliveries were up 9% to 1,211 homes. Deliveries (excluding joint ventures) were up 15% in Southern California to 717 homes reflecting strong order trends experienced through mid-year, while deliveries were up 50% in Northern California to 413 homes. Housing market conditions in our Bay area and Sacramento regions continued to strengthen throughout the year. In Florida, where housing market conditions remained solid throughout the year, the Company delivered 884 new homes in the fourth quarter, a 14% increase from the year earlier period despite continued delays in closings as a result of the severe hurricane season in 2004. The Company delivered 435 homes during the fourth quarter in Arizona (exclusive of joint venture), a 5% decline from 2003. The drop in deliveries reflects the intentional slowing of sales mid-year to allow our production capabilities to catch up with the strong housing demand in the Phoenix market. The 2004 Arizona delivery total also includes 34 new homes (exclusive of joint venture) from our Tucson division which was acquired in the third quarter of 2004. In the Carolinas, deliveries were up 9% to 172 new homes but were also impacted by severe weather related delays in 2004. While economic and housing market conditions remained soft in Texas, the Company has successfully introduced several lower-priced new home projects resulting in an increase in absorption rates year-over-year. In Colorado, gradually improving economic conditions, combined with a similar introduction of more affordable housing, have contributed to an increased level of new home deliveries.

During the 2004 fourth quarter, the Company’s average home price was up 23% year-over-year to $398,000. The higher selling price was driven primarily by a 23% increase in the Company’s average price in California to $679,000 (exclusive of joint ventures). The higher price in California represents the impact of general price increases experienced in the state, and, to a lesser degree, a change in product mix during the 2004 fourth quarter compared to the prior year. Our average price in Florida was $222,000, up 16% from the year ago period, and also reflects general price increases, a shift in product mix, and the addition of Jacksonville, which had an average home price of $247,000. Our average price in Arizona was down slightly to $179,000 and up 18% in the Carolinas to $158,000. Both changes were primarily the result of changes in our product mix. Our average price in Texas was down 3% reflecting our increasing emphasis on more affordable homes in this region. Home prices for the quarter were flat in Colorado compared to the year ago period. For 2005, we expect that our average home price will be approximately $330,000, 12% below our 2004 average home price. The year-over-year decrease is primarily the result of a greater distribution of deliveries outside of California, particularly in Florida, and does not signal any meaningful actual or expected price erosion in our markets. We expect that our 2005 first quarter average home price will be approximately $345,000.

The Company’s 2004 fourth quarter homebuilding gross margin was up 410 basis points year-over-year to 26.9%. The increase in our homebuilding gross margin percentage was driven primarily by higher margins in California and Florida. Our margins in Arizona were generally in line with the year earlier period and reflect healthy housing market conditions in the state. Margins in Texas and Colorado, while improving, were still below our companywide average. The higher overall gross margin percentage reflected our ability to raise home prices in most of our California markets during the past several quarters as a result of strong housing demand and improving margins in Florida due to healthy demand for new homes combined with volume and cost efficiencies as we generate increased unit deliveries. In addition, our homebuilding gross margin percentage was favorably impacted by the reclassification of certain expenses from cost of sales to SG&A beginning in 2004. Our homebuilding gross margin for 2005 is expected to be in line with the 24.4% margin generated for the year ended December 31, 2004.

Selling general and administrative expenses (including corporate G&A) for the 2004 fourth quarter increased 10 basis points to 9.0% of homebuilding revenues compared to 8.9% last year. The increase in SG&A expenses as a percentage of homebuilding revenues was due to the reclassification of certain expenses from cost of sales to SG&A discussed above. Excluding the impact of the reclassification, our SG&A rate would have been lower year over year reflecting the economies of scale due to our top line growth. We expect that our full-year SG&A rate for 2005 will be in the 10.5% range, essentially flat with the 10.3% rate for all of 2004.

Consistent with our expectations, income from unconsolidated joint ventures was down $6.0 million for the 2004 fourth quarter to $14.8 million. The lower level of profits was driven by a 61% decrease in the number of joint venture deliveries to 82 homes versus 212 homes last year, which was partially offset by an increase in joint venture income from land sales to other builders. For 2005, we expect to generate approximately $50 million in joint venture income from approximately 550 new home deliveries as well as profits from joint venture land sales to other builders, or comparable to the $50.9 million recorded in fiscal 2004.

New orders for the 2004 fourth quarter increased 15% to a record 2,486 new homes (including 71 joint venture orders) on a 16% increase in average community count. The Company’s cancellation rate for the quarter declined to 17% from 19% in the year earlier period. In Southern California, net new home orders were down 36% for the quarter due to slower sales in Orange and San Diego counties, while sales were up in our Inland Empire and Ventura divisions. The lower sales rates in Orange and San Diego counties are reflected in our updated guidance for 2005. In Northern California, new home orders continued to reflect healthy demand for new homes and were up 16% over the year earlier period on a 13% decrease in active selling communities. In Florida, orders were flat on a 26% higher community count. The lower sales rate per community during the quarter reflected a conscious decision by the Company to reduce the number of new homes for sale due to strong backlog levels and the lingering impact of the severe hurricane season last year on the availability of labor and certain materials. The Company is generally experiencing strong demand for new housing throughout its Florida markets. In Arizona, fourth quarter orders were up 130% year-over-year on a 6% higher community count reflecting strong demand for new homes in the state particularly in Phoenix. The total for the fourth quarter this year also includes 82 orders from 5 communities from our new Tucson division which we acquired in August 2004. Orders were up 78% in the Carolinas on a 70% higher community count, down 9% in Colorado on a flat community count and up 69% in Texas on a 28% higher community count. In Texas and the Carolinas, order levels, while improving, still reflect the impact of generally sluggish, but recovering, economic conditions. The Company’s positive order trends in Colorado for the full year reflect gradually improving economic conditions.

The record level of new home orders for the 2004 fourth quarter resulted in a record fourth quarter backlog of 6,345 presold homes (excluding 147 joint venture homes) valued at an estimated $2.1 billion (excluding $99 million of joint venture backlog), an increase of 42% from the December 31, 2003 backlog value.

The Company ended the year with 173 selling communities, a 15% increase over the year earlier period. The higher community count resulted from the opening of 93 new communities during 2004 (compared to 81 during 2003) including 19 new communities during the fourth quarter. The Company is planning to open approximately 130 to 140 new communities during 2005, up 40%, and is targeting a year-end community count of approximately 210 to 215 active subdivisions, approximately 21% higher than at the end of 2004. To support this expansion, the Company was successful during 2004 in expanding its supply of lots by 25% to 51,500, 50% of which are controlled through options and joint ventures, up from 47% last year.

Financial Services

For the fourth quarter, the Company generated a modest profit at its financial services subsidiary, which currently offers mortgage banking services to our homebuyers in California, Arizona, Texas, and South Florida. The operating results continue to reflect tight, but improving, margins on loan sales and lower capture rates due to competitive pressures resulting from the significant reduction in mortgage refinance activity during the year as well as the start-up nature of our operations in Arizona and Texas. The Company decided in the first half of 2004 to transition its mortgage operations in Arizona and Texas from the joint venture structure to its wholly owned financial services subsidiary.

Financial services joint venture income, which is derived from mortgage banking joint ventures with third party financial institutions currently operating in conjunction with our homebuilding divisions in Colorado, the Carolinas, and Tampa and Southwestern Florida, was down $345,000 to $571,000. The lower level of income was primarily due to the decrease in business in Arizona and Texas as we transitioned our mortgage lending activities to our wholly owned financial services subsidiary.

Earnings Conference Call

A conference call to discuss the Company’s 2004 fourth quarter and fiscal year earnings will be held at 11:00 a.m. Eastern time tomorrow morning. The call will be broadcast live over the Internet and can be accessed through the Company’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=95153&p=irol-irhome. The call will also be accessible via telephone by dialing (800) 915-4836. The entire audio transmission with the synchronized slide presentation will also be available on our website for replay within 2 to 3 hours following the live broadcast. A replay of the conference call will also be available by dialing (888) 203-1112 (Code 5523644).

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 70,000 families during its 39-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in some of the strongest housing markets in the country with operations in major metropolitan areas in California, Texas, Arizona, Colorado, Florida and the Carolinas. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, WRT Financial, Westfield Home Mortgage, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

This news release contains forward-looking statements. These statements include but are not limited to statements regarding: expected economic and housing market conditions; the Company’s growth prospects; the Company’s orders and backlog; the Company’s expected new community openings and active sub-divisions; the Company’s expected earnings, deliveries and revenues; the Company’s expected SG&A rate; the Company’s expected average home prices; the Company’s expected homebuilding gross margin percentage; and the Company’s expected joint venture income and deliveries. Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of our control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the escalation or further outbreak of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for single-family homes; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of our business; governmental regulation, including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; risks relating to our mortgage banking operations, including hedging activities; future business decisions and our ability to successfully implement our operational, growth and other strategies; litigation and warranty claims; and other risks discussed in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2003. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

STANDARD PACIFIC CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Homebuilding:
Revenues	$1,171,275	$802,314	$3,341,600	$2,341,180
Cost of sales	(856,488)	(619,706)	(2,525,797)	(1,839,066)

Gross margin	314,787	182,608	815,803	502,114

Selling, general and administrative expenses	(104,879)	(71,063)	(343,869)	(227,831)
Income from unconsolidated joint ventures	14,814	20,841	50,936	60,747
Interest expense	(2,108)	(1,698)	(7,521)	(6,847)
Other income (expense)	1,223	(2,467)	(6,203)	(1,433)

Homebuilding pretax income	223,837	128,221	509,146	326,750

Financial Services:
Revenues	4,969	3,686	12,854	13,724
Expenses	(3,863)	(2,292)	(12,323)	(8,926)
Income from unconsolidated joint ventures	571	916	2,491	3,169
Other income	139	171	448	381

Financial services pretax income	1,816	2,481	3,470	8,348

Income before taxes	225,653	130,702	512,616	335,098
Provision for income taxes	(86,817)	(50,972)	(196,799)	(130,719)

Net Income	$138,836	$79,730	$315,817	$204,379

Earnings Per Share:
Basic	$4.14	$2.41	$9.37	$6.28
Diluted	$4.01	$2.33	$9.08	$6.08
Weighted Average Common Shares Outstanding:
Basic	33,510,854	33,130,431	33,687,216	32,555,189
Diluted	34,582,358	34,262,795	34,786,103	33,610,735
Cash dividends per share	$0.08	$0.08	$0.32	$0.32

Selected Operating Data

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
New homes delivered:
Southern California	717	624	2,141	1,980
Northern California	413	275	1,166	627

Total California	1,130	899	3,307	2,607

Florida	884	775	2,345	2,205
Arizona (excluding joint venture)	435	460	1,676	1,555
Carolinas	172	158	507	538
Texas	113	76	561	421
Colorado	134	97	421	267

Consolidated total	2,868	2,465	8,817	7,593

Unconsolidated joint ventures:
Southern California	—	141	78	442
Northern California	81	71	194	178
Arizona	1	—	2	—

Total unconsolidated joint ventures	82	212	274	620

Total (including joint ventures)	2,950	2,677	9,091	8,213

Average selling price of homes delivered:
California (excluding joint ventures)	$679,000	$552,000	$646,000	$521,000
Florida	$222,000	$191,000	$222,000	$185,000
Arizona (excluding joint venture)	$179,000	$180,000	$183,000	$179,000
Carolinas	$158,000	$134,000	$152,000	$135,000
Texas	$250,000	$258,000	$242,000	$268,000
Colorado	$324,000	$324,000	$306,000	$314,000
Consolidated (excluding joint ventures)	$398,000	$324,000	$375,000	$305,000
Unconsolidated joint ventures	$693,000	$532,000	$658,000	$540,000
Total (including joint ventures)	$406,000	$341,000	$383,000	$323,000
Net new orders:
Southern California	363	542	1,958	2,008
Northern California	295	231	1,422	857

Total California	658	773	3,380	2,865

Florida	738	738	3,418	2,675
Arizona	612	266	2,298	1,740
Carolinas	166	93	607	522
Texas	157	93	647	459
Colorado	84	92	461	350

Consolidated total	2,415	2,055	10,811	8,611

Unconsolidated joint ventures:
Southern California	1	26	20	301
Northern California	69	82	230	275
Arizona	1	—	4	—

Total unconsolidated joint ventures	71	108	254	576

Total (including joint ventures)	2,486	2,163	11,065	9,187

Selected Operating Data (continued)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Average number of selling communities during the period:
Southern California	26	22	24	21
Northern California	17	19	20	15

Total California	43	41	44	36

Florida	53	42	49	34
Arizona	16	16	16	20
Carolinas	17	10	13	9
Texas	23	18	21	19
Colorado	13	13	13	12

Consolidated total	165	140	156	130

Unconsolidated joint ventures:
Southern California	1	2	1	4
Northern California	4	5	4	5
Arizona	1	—	1	—

Total unconsolidated joint ventures	6	7	6	9

Total (including joint ventures)	171	147	162	139

	At December 31,
	2004	2003
Backlog (in homes):
Southern California	701	884
Northern California	739	483

Total California	1,440	1,367

Florida	2,803	1,730
Arizona	1,456	752
Carolinas	165	65
Texas	270	184
Colorado	211	171

Consolidated total	6,345	4,269

Unconsolidated joint ventures:
Southern California	25	83
Northern California	119	83
Arizona	3	—

Total unconsolidated joint ventures	147	166

Total (including joint ventures)	6,492	4,435

Backlog (estimated dollar values in thousands):
Consolidated total	$2,076,725	$1,460,058
Unconsolidated joint ventures	98,997	103,693

Total (including joint ventures)	$2,175,722	$1,563,751

Building sites owned or controlled:
Southern California	11,704	11,088
Northern California	5,047	5,022

Total California	16,751	16,110

Florida	15,474	12,458
Arizona	9,858	4,584
Carolinas	3,773	3,374
Texas	3,157	2,996
Colorado	2,489	1,647

Total (including joint ventures)	51,502	41,169

Total building sites owned	25,832	21,782
Total building sites optioned	17,355	13,702
Total joint venture lots	8,315	5,685

Total (including joint ventures)	51,502	41,169

Completed and unsold homes	208	159

Homes under construction	5,944	4,100

Selected Financial Data

	Three Months Ended December 31,
	2004	2003
	(Dollars in thousands)
Net income	$138,836	$79,730
Net cash provided by (used in) operating activities	$354,330	$97,114
Net cash provided by (used in) investing activities	$(37,718)	$(151,466)
Net cash provided by (used in) financing activities	$(183,997)	$(51,556)
Adjusted Homebuilding EBITDA (1)	$250,325	$164,141
Homebuilding SG&A as a percentage of homebuilding revenues	9.0%	8.9%
Homebuilding interest incurred	$20,952	$21,130
Homebuilding interest capitalized to inventories owned	$18,844	$19,432
Ratio of LTM Adjusted Homebuilding EBITDA to homebuilding interest incurred	6.9x	5.3x

(1)	Adjusted Homebuilding EBITDA means net income (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) homebuilding interest expense, (c) expensing of previously capitalized interest included in cost of sales, (d) material noncash impairment charges, if any, (e) homebuilding depreciation and amortization, (f) amortization of stock-based compensation, (g) income from unconsolidated joint ventures and (h) income from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP. The tables set forth below reconcile net cash provided by operating activities and net income, calculated and presented in accordance with GAAP, to Adjusted Homebuilding EBITDA:

	Three Months Ended December 31,
	2004	2003
	(Dollars in thousands)
Net cash provided by operating activities	$354,330	$97,114
Add:
Income taxes	86,817	50,972
Homebuilding interest expense	2,108	1,698
Expensing of previously capitalized interest included in cost of sales	20,850	19,812
Less:
Income from financial services subsidiary	1,106	1,394
Depreciation and amortization from financial services subsidiary	136	87
Loss on early extinguishment of debt	—	3,203
Net changes in operating assets and liabilities:
Trade and other notes receivable	5,576	10,442
Inventories - owned	(145,767)	34,257
Inventories - not owned	(18,235)	(29,828)
Deferred income taxes	11,599	8,813
Other assets	(8,360)	(5,555)
Accounts payable	(7,340)	(4,213)
Accrued liabilities	(50,011)	(25,406)
Liabilities from inventories not owned	—	10,719

Adjusted Homebuilding EBITDA	$250,325	$164,141

Selected Financial Data (continued)

	Three Months Ended December 31,
	2004	2003
	(Dollars in thousands)
Net income	$138,836	$79,730
Add:
Cash distributions of income from unconsolidated joint ventures	15,031	33,241
Income taxes	86,817	50,972
Homebuilding interest expense	2,108	1,698
Expensing of previously capitalized interest included in cost of sales	20,850	19,812
Homebuilding depreciation and amortization	986	964
Amortization of stock-based compensation	2,188	875
Less:
Income from unconsolidated joint ventures	15,385	21,757
Income from financial services subsidiary	1,106	1,394

Adjusted Homebuilding EBITDA	$250,325	$164,141

Balance Sheet Data

(Dollars in thousands, except per share amounts)

	At December 31,
	2004		2003
Stockholders’ equity per share	$39.32		$30.51
Ratio of total debt to total book capitalization (1)	46.8%		50.8%
Ratio of adjusted net homebuilding debt to total book capitalization (2)	40.8%		44.9%
Ratio of total debt to LTM adjusted homebuilding EBITDA (1)	1.9	x	2.6	x
Ratio of adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA (2)	1.5	x	2.1	x
Homebuilding interest capitalized in inventories owned	$58,620		$38,438
Homebuilding interest capitalized as a percentage of inventories owned	2.8%		2.2%

(1)	Total debt at December 31, 2004 and 2003 includes $81.9 million and $59.3 million, respectively, of indebtedness of the Company’s financial services subsidiary and $29.6 million and $12.5 million, respectively, of indebtedness included in liabilities from inventories not owned.

(2)	Adjusted net homebuilding debt reflects the offset of $136.7 million and $154.7 million in cash and equivalents at December 31, 2004 and 2003, respectively, against homebuilding debt of $1,049.4 million and $996.2 million, respectively. Adjusted net homebuilding debt at December 31, 2004 and 2003 is further adjusted to exclude $81.9 million and $59.3 million, respectively, of indebtedness of the Company’s financial services subsidiary and $29.6 million and $12.5 million, respectively, of indebtedness included in liabilities from inventories not owned. We believe that the adjusted net homebuilding debt to total book capitalization and adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA ratios are useful to investors as a measure of our ability to obtain financing. These are non-GAAP ratios and other companies may calculate these ratios differently.

STANDARD PACIFIC CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2004	December 31, 2003
	(Unaudited)
ASSETS
Homebuilding:
Cash and equivalents	$141,697	$159,654
Trade and other notes receivable	27,049	44,892
Inventories:
Owned	2,111,868	1,760,567
Not owned	268,028	128,453
Investments in and advances to unconsolidated joint ventures	205,429	164,649
Deferred income taxes	37,981	26,361
Goodwill	84,544	73,558
Other assets	35,162	24,634

	2,911,758	2,382,768

Financial Services:
Cash and equivalents	9,107	10,829
Mortgage loans held for sale	88,570	64,043
Other assets	3,798	3,063

	101,475	77,935

Total Assets	$3,013,233	$2,460,703

LIABILITIES AND STOCKHOLDERS’ EQUITY

Homebuilding:
Accounts payable	$96,470	$77,837
Accrued liabilities	286,125	203,138
Liabilities from inventories not owned	32,390	19,615
Trust deed and other notes payable	26,340	24,232
Senior notes payable	874,068	823,001
Senior subordinated notes payable	149,026	148,936

	1,464,419	1,296,759

Financial Services:
Accounts payable and other liabilities	2,127	1,694
Mortgage credit facilities	81,892	59,317

	84,019	61,011

Total Liabilities	1,548,438	1,357,770

Minority Interests	142,800	69,732

Stockholders’ Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 33,617,349 and 33,862,218 shares outstanding, respectively	336	339
Additional paid-in capital	418,927	435,164
Retained earnings	902,732	597,698

Total Stockholders’ Equity	1,321,995	1,033,201

Total Liabilities and Stockholders’ Equity	$3,013,233	$2,460,703